[LOGO]                                                     Exhibit 99.1

FOR IMMEDIATE RELEASE

                                    Contact:   Niagara Corporation
                                               Michael Scharf, President & CEO
                                               (212) 317-1000

        NIAGARA COMPLETES ACQUISITION OF GLYNWED INTERNATIONAL PLC'S
             STEEL BAR DIVISION FOR APPROXIMATELY $34 MILLION

            ACQUIRED OPERATIONS HAD 1998 SALES OF $185 MILLION
                 AND EARNINGS BEFORE TAXES OF $3.6 MILLION

New York, May 21, 1999 - Niagara Corporation (Nasdaq:NIAG) announced today that it completed its acquisition of the steel bar division of Glynwed International plc. The purchase was financed entirely by borrowed funds from both Niagara's existing credit facilities and a new UK credit facility provided by NatWest Acquisition Finance.

With 1998 sales in excess of approximately 325,000 tons, the businesses being acquired by Niagara LaSalle (U.K.) Limited, a newly-formed subsidiary of Niagara, is a major U.K. producer of both hot rolled and cold finished steel bars and is also a leading bar products steel stockholder (service center). As a bar producer, Niagara LaSalle (U.K.) will offer one of the most comprehensive ranges of shapes, sizes, and finishes in Europe and one of the largest ranges of hot rolled and cold rolled flat bars in the world. In commenting on Niagara LaSalle (U.K.)'s capabilities, Michael Scharf, President and CEO of Niagara, stated, "The hot rolled and cold finished bar producer we are acquiring has a unique ability to provide non-standard sizes and specifications, often in small quantities, linked to the capacity to produce high volume standard sizes and specifications as well. The steel service centers provide the widest range of engineering steel bars in the U.K. The acquisition will also have the effect of almost doubling Niagara's size while providing Niagara with the unique ability to serve customers on a world-wide just-in-time basis."

The operations being acquired are Ductile Hot Mill, Dudley Port Rolling Mills, GB Steel Bar, George Gadd & Company, Longmore Brothers, Macreadys, Midland Engineering Steels and W Wesson. Mr. Tony Bagshawe, formerly the Chief Executive of Glynwed Metals Processing, will assume the same position at Niagara LaSalle (U.K.) Limited. Michael Scharf, in commenting on this, stated, "We are extremely gratified that Tony Bagshawe will be joining us. He has wide experience in the U.K. metals industry, and we believe he can maximize the potential of our U.K. operations by improving their profitability and by coordinating sales efforts with our U.S. operations."

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